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                                                  EXHIBIT 7

                 BARMET ALUMINUM CORPORATION


                     RESTATED AND AMENDED
                LONGEVITY INCENTIVE AGREEMENT


THIS AGREEMENT is entered into on                 19   effective
             , 19 , by and between Barmet Aluminum Corporation, with its principal place of business located at 753 West Waterloo Road, Akron, Ohio
(hereinafter called the "Company") and                        (hereinafter
called the "Employee").

Because the Employee holds a key executive position in the Company and possesses substantial knowledge of and experience in the business of the Company, it is in the Company's best interest to encourage the Employee to remain in his/her position until Normal Retirement Date.

Therefore, the Company and the Employee agree as follows:


1.0  TERM OF AGREEMENT

1.1 This Agreement shall be effective as of the date written above and shall remain in effect until the earlier of the Employee's Normal Retirement Date, the Employee's voluntary termination of employment prior to Normal Retirement Date, or the Company's termination of the Employee's employment for just cause prior to the Normal Retirement Date.

1.2  Normal Retirement Date shall be the Employee's 65th birthday.

2.0  RETIREMENT INCOME

2.1 Upon attaining Normal Retirement Date, if the Employee has remained continuously in the employ of the Company, the Employee may elect at any time to retire, whereupon the Company shall pay retirement income in the
     monthly amount of $         to the Employee or to the Employee's spouse
     (or other designated beneficiary), so long as either shall live. "Employee's spouse" shall refer only to a person to whom the Employee is legally married as of the date of execution of this Agreement.

2.2 If Employee's spouse at Normal Retirement Date is different than Employee's spouse at the time of execution of this Agreement, then the monthly income amount in Section 2.1 shall be actuarially adjusted to reflect any difference in the age between the assumption made when this Agreement was executed and the actual age of the then Employee's spouse. Before the change, if any, is made effective, the new income amount will be communicated to the Employee.

2.3 At Normal Retirement Date, the monthly income amount in Section 2.1, or the monthly income amount, actuarially adjusted as outlined in 2.2, will be paid as long as the Employee, or the Employee's spouse as of the date of the first monthly income payment, shall live. Once monthly income payments commence, there shall be no changes or adjustments to the amount paid.


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2.4  Should Employee desire to retire from the Company after attaining age
     60, and should Company agree to such early retirement, the Company and Employee shall determine the actuarially reduced benefit to be provided to Employee under this Paragraph.

3.0  DISABILITY

3.1 In the event of total disability prior to the attainment of the Normal Retirement Date, the projected benefits as of such event will be reduced. This monthly benefit will commence to the Employee or to the Employee's spouse (or other designated beneficiary) on the date the Employee attains or would have attained age 65.


A. Total disability will be determined by one of the following independent third parties:

     1. If the Employee has not yet attained age 60 when disability commences, and as a result of the disability the Employee qualifies for the "Waiver of Group Life Insurance Premiums" as determined by the life insurance company underwriting the Group Life Insurance Plan for Barmet Aluminum Corporation, then the Employee will be considered totally disabled for purposes of the Longevity Incentive Agreement.

    2. If the Employee shall have attained age 60, but, shall not have attained age 65 when disability commences, the Employee will be considered totally disabled for purposes of the Longevity Incentive Agreement, if the Employee qualifies for the Social Disability Benefits under the Federal Social Security Act.

B. Failure to complete all required forms and supply all required information to the insurance carrier if the Employee has not attained age 60, or failure to complete all required forms and supply all required information to the Social Security Administration, if the Employee has attained age 60 but not attained age 65, will result in the Employee not being considered totally disabled for purposes of this Agreement.

C. The schedule of reduction factors listed below in this Paragraph 3C will be effective from the beginning of the calendar year of determination of total disability until Normal Retirement Date ("NRD") and will determine the benefit payable:

               SCHEDULE OF DISABILITY BENEFIT REDUCTION FACTORS




               Calendar Year       Reduction Factor (%) per Year from
               of Disability       Calendar Year of Disability to NRD
               -------------       ----------------------------------
               1996                            3.72
               1997                            3.56
               1998                            3.39
               1999                            3.25
               2000                            3.10

               2001                            2.95
               2002                            2.81
               2003                            2.68



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           SCHEDULE OF DISABILITY BENEFIT REDUCTION FACTORS (cont'd)



               Calendar Year       Reduction Factor (%) per Year from
               of Disability       Calendar Year of Disability to NRD
               -------------       ----------------------------------

               2004                            2.55
               2005                            2.42

               2006                            2.29
               2007                            2.16
               2008                            2.01
               2009                            1.85
               2010                            1.65

               2011                            1.37
               2012                            1.00



D. In the event of the Employee's death while covered by this Section 3.0, and prior to attaining age 65, then, as of the date which would have been the Employee's Normal Retirement Date, the Employee's spouse (or other designated beneficiary) will receive the reduced benefit the Employee would have been entitled to under the appropriate subsection 3.1
     Section 3.0.

4.0  DEATH

4.1 In the event of the Employee's death prior to reaching Normal Retirement Date, when Employee is not covered under Section 3.0, and in lieu of any other benefit contained in this Agreement, the Employer shall pay to the Employee's spouse (or other designated beneficiary) within a reasonable period of time after death of the Employee, a lump sum of $ subject to appropriate federal, state and local tax requirements.

4.2 In the event of the Employee's death prior to reaching Normal Retirement Date, and in the event the Employee is covered under the provisions of
     Section 3.0, and in lieu the reduced benefit at Normal Retirement Date as outlined in Section 3.1C, the Employer, at the election of the designated beneficiary, may pay a reduced death benefit the amount of which would determined by the Employer at the time of Employees death while disabled.

5.0  TERMINATION FOR JUST CAUSE

5.1 For purposes of this Agreement, the term "termination of employment for just cause" shall mean the Employee's termination of employment with the Company for:


     (A) disclosing information of a proprietary nature to other companies competing with the Company, either foreign or domestic, without the authorization of the Company's Chief Executive Officer;

     (B)  intentional or habitual neglect of his duties to the Company; or



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     (C)  theft or misappropriation of Company funds or the commission of a felony or crime of moral turpitude, whether or not related to his duties to the Company.



6.0  SALE OF ASSETS

6.1 Upon termination of Employee's employment within three (3) years after a Change in Corporate Control for any reason other than termination of employment for just cause, the Company or its successor shall, make an irrevocable single contribution or irrevocable equal annual contributions, at the option of the Employee, to the trust to fund Employee's benefit as if he worked for the Company until his Normal Retirement Date. For purposes of this Section 6.0, a "Change in Corporate Control" shall be deemed to include a change in ownership of a majority of the outstanding voting stock of the Company, a sale of all or substantially all of the Company's assets, or any transfer of ownership of sufficient shares of the Company's assets, or any transfer of ownership of sufficient shares of the Company's parent (CasTech Aluminum Group, Inc.) so as to vest control of the Company in one single or commonly controlled shareholder.

7.0  DESIGNATED BENEFICIARY

7.1 Upon execution of this Agreement, Employee shall designate, in writing, on the appropriate form provided by the Company, the person, persons or entity to whom payments of the benefits and/or deferred compensation, as set forth in this Agreement shall be made in the event of the Employee's death.

8.0  ASSIGNMENT

8.1 Except as set forth herein, no rights of any kind under this Agreement shall, without the written consent of the Company, be transferable or assignable by the Employee, any beneficiary hereunder or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, either voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

9.0  PROTECTIVE COVENANTS

9.1 The Employee shall not disclose to anyone outside the Company either directly or indirectly any confidential matters of the Company including without limitation, trade secrets, customer lists, pricing policies, operating methods or any proprietary information of any nature, unless such disclosure is properly made in the course of performing his duties with the Company or with express written consent of the Chief
     Executive Officer. The Employee shall not disclose to any information relating to his personal compensation arrangement including but not limited to the existence of or the terms and conditions of this Agreement except to his or her personal financial advisor or as may be required by law.

9.2 As further consideration for the agreements of the Company contained herein and as a condition to the performance by the Company of its obligations hereunder, throughout the entire time that the Company is obligated to make payments to Employee as provided herein, Employee shall not engage in, obtain an interest in, directly or indirectly, whether as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, nor become associated with, whether in the capacity of an employee, director, officer, principal, agent, trustee, or in any other capacity, any enterprise that is a competitor in any product of the Company in any


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     geographic area without the express and written consent of the Chief Executive Officer.


9.3 In the event of any breach by Employee of the agreements and covenants contained in this Section 9.0, the Company may suspend the payments of any unpaid balance to Employee and thereupon notify the Employee of such suspension in writing. Thereafter, if the Company shall determine that said breach by Employee has continued following notification of such suspension, the Company may, in addition to any other rights it might have under law, terminate all rights of the Employee and his beneficiaries under this Agreement, including rights to further payments.

10.0 ERISA PROVISIONS AND ADMINISTRATION

10.1           CLAIM FOR BENEFITS

     (a) Any claim for Benefits shall be made to the Company, which is the Administrator for purposes of this Agreement. If the Administrator denies a claim, the Administrator shall provide notice to the Employee or beneficiary, in writing, within ninety (90) days after the claim is filed unless special circumstances require an extension of time for processing the claim. If the Administrator does not notify the Participant of the denial of the claim within the ninety (90) day period specified above, then the claim shall be deemed denied. The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth:


          (1) specific references to the pertinent Agreement provisions on which the denial is based;

          (2) a description of any additional material or information necessary for the claimants to perfect the claim and an explanation as to why such information is necessary; and

          (3)  an explanation of the Agreement's claim procedure.


     (b) Within sixty (60) days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Administrator for a full and fair review. The claimant or his duly authorized representative may:

          (1)  request a review upon written notice to the Administrator;

          (2)  review pertinent documents; and

          (3)  submit issues and comments in writing.


     (c) A decision on the review by the Administrator will be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which event a decision should be rendered as soon as possible, but in no event later than one hundred twenty (120) days after such receipt. The decision of the Administrator shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific reference to the pertinent Agreement provision upon which the decision is based.


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     (d)  The Administrator shall have full power and discretionary authority to determine whether claims received or issues raised by a request for a review have merit. The Administrator shall also have full power and discretionary authority to construe, define, or interpret, any provisions in this Agreement. Whenever the Administrator makes determination with respect to the Agreement, such determination shall be binding on all parties, and thereafter subject only to limited judicial review to determine if that action, decision or determination was arbitrary or capricious.

10.2           STATEMENT OF ERISA RIGHTS

     The people who operate this Agreement, called fiduciaries of the Agreement, have a duty to so prudently and in the interest of you and your designated beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA. If your claims for a benefit are denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that these named fiduciaries misuse the money designated for this Agreement, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The Court will decide who should pay court costs and legal fees. If you are successful, the Court may order the person you have sued, to pay those costs and legal fees. If you lose your suit, the Court may order you to pay these costs and fees, if for example, if finds your claims to be frivolous.

10.3           AGREEMENT ADMINISTRATION

     The operation of the Agreement shall be under the supervision of the Administrator. It shall be a principal duty of the Administrator to see that the Agreement is carried out in accordance with its terms, and for the exclusive benefit of the Employees entitled to participate in the Agreement. The Administrator shall have full power to administer the Agreement in all of its details subject, however, to the pertinent provisions of governing law. The Administrator's powers shall include, but shall not be limited to the following authority, in addition to all other powers provided by this Agreement:

     (a) to make and enforce such rules and regulations as the Administrator deems necessary or proper for the efficient administration of this Agreement; and

     (b) to interpret the Agreement, the Administrator's interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under this Agreement.


11.0 MISCELLANEOUS

11.1 TAXES

     The Employee or his successor in interest shall be responsible for the payment of all individual taxes resulting from the payment of benefits under this Agreement.


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11.2 EMPLOYMENT RIGHTS

     Neither this Agreement nor any action taken hereunder shall be construed as giving the Employee the right to be retained in the employment of the Company, nor shall it interfere with the right of the Company to discharge or otherwise deal with the employee.

11.3 INDEPENDENCE OF BENEFITS

     The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus or otherwise, payable uder any other arrangements which now exist or may hereafter exist between the Company and the Employee.

11.4 LEAVE OF ABSENCE

     The Company may, in its sole discretion, permit the Employee to take a leave of absence. During such leave, the Employee shall still be considered to be in the continuous employment of the Company for purposes of this Agreement.

11.5 AMENDMENT

     During the lifetime of the Employee, this Agreement may be amended or terminated at any time, in whole or in part, by the mutual written consent of the parties hereto.

11.6 ENTIRE UNDERTAKING

     This Agreement sets forth the entire understanding of the parties and supersedes all prior Agreements, communications or representations, whether oral or written by any officer, employee or representative of any party and it is further agreed that any statements not incorporated herein are of no force and effect.

11.7 GOVERNING LAW

     This Agreement, to the extent not preempted by applicable federal law, shall be construed, enforced, and administered according to the laws of the State of Ohio.

     IN WITNESS WHEREOF, this Agreement is entered into as of the date first written above.



                                  Company:

                                  BARMET ALUMINUM CORPORATION

                                  BY:

                                  TITLE:

                                  Employee:

                                  ---------------------------

                                  ---------------------------
                                  (Print Name)